Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
DATED AS OF JULY 31, 2008
AMONG
FIRST COMMUNITY BANCSHARES, INC.
AND
CODDLE CREEK FINANCIAL CORP.

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TABLE OF CONTENTS
(Continued)

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     AGREEMENT AND PLAN OF MERGER, dated as of July 31, 2008 (this “Agreement”), between First Community Bancshares, Inc. (“FCBI”) and Coddle Creek Financial Corp. (“CCFC”).
RECITALS
     A. CCFC. CCFC is a North Carolina corporation, having its principal place of business in Mooresville, North Carolina.
     B. FCBI. FCBI is a Nevada corporation, having its principal place of business in Bluefield, Virginia.
     C. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
     D. Board Action. The respective Boards of Directors of each of FCBI and CCFC have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.
     E. Shareholder Agreements. As a material inducement to FCBI to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the “Shareholder Agreements”), pursuant to which they have agreed, among other things, to vote their shares of CCFC Common Stock (as defined herein) in favor of this Agreement.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
     “Acquisition Proposal” has the meaning set forth in Section 6.08(a).
     “Affiliate Letter” has the meaning set forth in Section 6.07.
     “Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.
     “Articles of Merger” has the meaning set forth in Section 2.02(a).
     “Average Closing Price” means the average of the last reported sale prices per share of FCBI Common Stock as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days immediately preceding the Determination Date, rounded to the nearest cent.
     “Bank Merger” has the meaning set forth in Section 3.09.
     “Bank Merger Agreement” means the Agreement of Merger to be entered into by and between FC Bank and Mooresville Savings, the form of which is attached hereto as Annex C and which form shall be subject to such changes as FCBI shall reasonably specify.
     “Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
     “Benefit Plans” has the meaning set forth in Section 5.03(m)(i).
     “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Virginia and the State of North Carolina are authorized or obligated to close.
     “CCFC” has the meaning set forth in the preamble to this Agreement.
     “CCFC Affiliates” has the meaning set forth in Section 6.07.
     “CCFC Articles” means the Articles of Incorporation of CCFC.
     “CCFC Board” means the Board of Directors of CCFC.
     “CCFC Bylaws” means the Bylaws of CCFC.
     “CCFC Common Stock” means the common stock, no par value per share, of CCFC.
     “CCFC Financial Statements” shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of CCFC as of December 31, 2007, 2006 and 2005 and the consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of CCFC for each of the three years ended December 31, 2007, 2006 and 2005, (ii) the consolidated statements of financial condition (including related notes and schedules, if any) of CCFC as of March 31, 2008 and the consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of CCFC for the three months ended March 31, 2008, and (iii) the consolidated statements of financial condition of CCFC (including related notes and schedules, if any) and the consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of CCFC with respect to the monthly, quarterly and annual periods ending subsequent to March 31, 2008.
     “CCFC Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes CCFC and its Subsidiaries or any predecessor of or any successor to CCFC (or to another such predecessor or successor).

     “CCFC Loan Property” has the meaning set forth in Section 5.03(o).
     “CCFC Meeting” has the meaning set forth in Section 6.02(a).
     “CCFC Options” means the options to acquire CCFC Common Stock.
     “CCFC Preferred Stock” means the preferred stock, no par value per share, of CCFC.
     “CCFC Stock Option Plans” means the Coddle Creek Financial Corp. Stock Option Plan.
     “Certificate” means any certificate which immediately prior to the Effective Time represented shares of CCFC Common Stock.
     “Change in Control Benefit” has the meaning set forth in Section 5.03(m)(viii).
     “Change in Recommendation” has the meaning set forth in Section 6.02(a).
     “Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).
     “Code” has the meaning set forth in the recitals to this Agreement.
     “Commissioner” means the North Carolina Commissioner of Banks.
     “Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
     “Confidentiality Agreement” has the meaning set forth in Section 6.06(c).
     “Control Transaction” has the meaning set forth in Section 8.02(b)(ii).
     “Derivatives Contract” has the meaning set forth in Section 5.03(q)(ii).
     “Determination Date” shall mean the fifth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the Nasdaq, then the trading day immediately preceding such calendar day.
     “Disclosure Schedule” has the meaning set forth in Section 5.01.
     “Dissenting Shares” has the meaning set forth in Section 3.05.
     “DOL” has the meaning set forth in Section 5.03(m)(i).
     “Effective Date” has the meaning set forth in Section 2.02(a).
     “Effective Time” has the meaning set forth in Section 2.02(a).
     “Employees” has the meaning set forth in Section 5.03(m)(i).
     “Environmental Laws” has the meaning set forth in Section 5.03(o).

     “Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
     “Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.
     “Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).
     “ESOP” has the meaning set forth in Section 6.12(e).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Exchange Agent” means an exchange agent designated by FCBI.
     “Exchange Ratio” has the meaning set forth in Section 3.01(b).
     “Fair Housing Act” means the Fair Housing Act, as amended.
     “FC Bank” means First Community Bank, National Association, a national bank and wholly owned subsidiary of FCBI.
     “FCBI” has the meaning set forth in the preamble to this Agreement.
     “FCBI Articles” means the Articles of Incorporation of FCBI, as amended.
     “FCBI Benefit Plans” has the meaning set forth in Section 6.12(a).
     “FCBI Board” means the Board of Directors of FCBI.
     “FCBI Bylaws” means the Bylaws of FCBI, as amended.
     “FCBI Common Stock” means the common stock, $1.00 par value per share, of FCBI.
     “FCBI Preferred Stock” means the preferred stock, $1.00 par value per share, of FCBI.
     “FDIC” means the Federal Deposit Insurance Corporation.

     “FHLB” means the Federal Home Loan Bank of Atlanta.
     “FRB” means the Board of Governors of the Federal Reserve System.
     “GAAP” means accounting principles generally accepted in the United States of America.
     “Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.
     “Hazardous Substance” has the meaning set forth in Section 5.03(o).
     “Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.11(a).
     “Insurance Policies” has the meaning set forth in Section 5.03(w).
     “IRS” has the meaning set forth in Section 5.03(m)(i).
     “Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.
     “Loans” has the meaning set forth in Section 4.01(s).
     “Material Adverse Effect” means, with respect to FCBI or CCFC, any effect that (i) is material and adverse to the financial condition, results of operations or business of FCBI and its Subsidiaries taken as a whole or CCFC and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of FCBI and its Subsidiaries or CCFC and its Subsidiaries, as the case may be, to perform its respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings banks and their holding companies generally, (c) changes in general economic conditions affecting banks, savings banks and their holding companies generally, and (d) with respect to CCFC, the effects of any action or omission taken with the prior consent of FCBI or as otherwise required by the Agreement, provided that the effect of such changes described in clauses (a), (b) and (c) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on FCBI and its Subsidiaries as a whole on the one hand or CCFC and its Subsidiaries as a whole on the other hand, as measured relative to similarly situated companies in the banking industry.
     “Material Contracts” has the meaning set forth in Section 5.03(k)(i).
     “Maximum Insurance Amount” has the meaning set forth in Section 6.11(c).
     “Merger” has the meaning set forth in Section 2.01(a).

     “Merger Consideration” means the number of whole shares of FCBI Common Stock, plus cash in lieu of any fractional share interest, and the amount of cash into which shares of CCFC Common Stock shall be converted pursuant to the provisions of Article III.
     “Mooresville Savings” means Mooresville Savings Bank, Inc., SSB, a North Carolina chartered savings bank and wholly owned subsidiary of CCFC.
     “Mooresville Savings Board” means the Board of Directors of Mooresville Savings.
     “Nasdaq” means the Nasdaq Global Select Market or such other securities exchange on which the FCBI Common Stock may be listed.
     “National Labor Relations Act” means the National Labor Relations Act, as amended.
     “NCBCA” means the North Carolina Business Corporation Act.
     “NGCL” means the Nevada General Corporation law.
     “OCC” means Office of the Comptroller of the Currency.
     “OREO” means other real estate owned.
     “Pension Plan” has the meaning set forth in Section 5.03(m)(ii).
     “Per Share Cash Consideration” has the meaning set forth in Section 3.01(b).
     “Per Share Merger Consideration” means an amount equal to the sum of (i) the Per Share Cash Consideration plus (ii) a dollar value determined by multiplying the Average Closing Price by the Exchange Ratio, rounded to the nearest cent.
     “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.
     “Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.
     “Proxy Statement” has the meaning set forth in Section 6.03(a).
     “Registration Statement” has the meaning set forth in Section 6.03(a).
     “Representatives” has the meaning set forth in Section 6.08(a).
     “Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Securities Documents” has the meaning set forth in Section 5.04(g)(i).
     “Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.
     “Shareholders” means each director and executive officer of CCFC and Mooresville Savings.
     “Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.
     “Superior Proposal” has the meaning set forth in Section 6.08(a).
     “Surviving Corporation” has the meaning set forth in Section 2.01(a).
     “Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
     “Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).
     “Termination Fee” has the meaning set forth in Section 8.02(b).
     “Transaction” means the Merger, the Bank Merger and any other transaction contemplated by this Agreement.
ARTICLE II
THE MERGER
     2.01 The Merger.
          (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, CCFC shall merge with and into FCBI in accordance with the applicable provisions of the NCBCA and NGCL (the “Merger”), the separate corporate existence of CCFC shall cease and FCBI shall survive and continue to exist as a corporation incorporated under the NGCL (FCBI, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).
          (b) Name. The name of the Surviving Corporation shall be “First Community Bancshares, Inc.”

          (c) Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of FCBI immediately after the Merger shall be the FCBI Articles and FCBI Bylaws as in effect immediately prior to the Merger.
          (d) Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of FCBI immediately prior to the Merger. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of FCBI immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.
          (e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the FCBI Articles immediately prior to the Merger.
          (f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with the NCBCA and the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of CCFC shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of CCFC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
          (g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of CCFC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, CCFC, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.
     2.02 Effective Date and Effective Time; Closing.
          (a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (“Articles of Merger”) to be filed with the Secretary of State of the State of North Carolina pursuant to the NCBCA and the Secretary of State of the State of Nevada pursuant to the NGCL on (i) a date selected by FCBI after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.
          (b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the offices of FCBI, One Community Place, Bluefield, Virginia 24605, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to FCBI and CCFC the certificates and other documents required to be delivered under Article VII hereof.
ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES
     3.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of CCFC Common Stock:
          (a) FCBI Common Stock. Each share of FCBI Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.
          (b) CCFC Common Stock. Subject to Sections 3.04, 3.05, 3.06 and 8.01(h), each share of CCFC Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, solely the right to receive (i) a cash amount equal to $19.60 (the “Per Share Cash Consideration”) and (ii) 0.9046 shares of FCBI Common Stock (the “Exchange Ratio”).
     3.02 Exchange Procedures.
          (a) Mailing of Transmittal Material. Provided that CCFC has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Effective Date, mail or make available to each holder of record of a Certificate or Certificates a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of CCFC Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 3.01(b) hereof deliverable in respect thereof pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificates representing all shares of CCFC Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.

          (b) FCBI Deliveries. At the Effective Time, for the benefit of the holders of Certificates, (i) FCBI shall deliver to the Exchange Agent certificates evidencing the maximum number of shares of FCBI Common Stock issuable and (ii) FCBI shall deliver, or cause FC Bank to deliver, to the Exchange Agent, a cash amount equal to the aggregate Per Share Cash Consideration payable pursuant to this Article III in exchange for Certificates representing outstanding shares of CCFC Common Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FCBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.
          (c) Exchange Agent Deliveries. Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of FCBI Common Stock and the amount of cash into which the aggregate number of shares of CCFC Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to FCBI Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented CCFC Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of FCBI Common Stock and the right to receive the amount of cash into which such CCFC Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of CCFC of Certificates representing shares of CCFC Common Stock and, if such Certificates are presented to CCFC for transfer, they shall be cancelled against delivery of certificates for FCBI Common Stock and cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of FCBI Common Stock until such person surrenders the Certificate or Certificates representing CCFC Common Stock, at which time such dividends shall be remitted to such Person, without interest.
          (d) Lost or Destroyed Certificates; Issuances of FCBI Common Stock in New Names. The Exchange Agent and FCBI, as the case may be, shall not be obligated to deliver cash or a certificate or certificates representing shares of FCBI Common Stock to which a holder of CCFC Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of CCFC Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by FCBI. If any certificates evidencing shares of FCBI Common Stock are to be issued in a name other than that in which the Certificate evidencing CCFC Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of FCBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
     (e) Unclaimed Merger Consideration. Any portion of the shares of FCBI Common Stock and cash delivered to the Exchange Agent by FCBI pursuant to Section 3.02(b) that remains unclaimed by the stockholders of CCFC for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to FCBI. Any stockholders of CCFC who have not theretofore complied with Section 3.02(c) shall thereafter look only to FCBI for the consideration deliverable in respect of each share of CCFC Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of CCFC Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of FCBI Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of FCBI (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. FCBI and the Exchange Agent shall be entitled to rely upon the stock transfer books of CCFC to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, FCBI and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
          (f) Affiliate Agreements. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any CCFC Affiliate shall not be exchanged for certificates representing shares of FCBI Common Stock to which such CCFC Affiliate may be entitled pursuant to the terms of this Agreement until FCBI has received a written agreement from such person as specified in Section 6.07.
     3.03 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of CCFC Common Stock shall cease to be, and shall have no rights as, stockholders of CCFC other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of CCFC or the Surviving Corporation of shares of CCFC Common Stock.
     3.04 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of FCBI Common Stock shall be issued in the Merger. Each holder of CCFC Common Stock who otherwise would have been entitled to a fraction of a share of FCBI Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price of a share of FCBI Common Stock on Nasdaq on the business day preceding the

Effective Time (as reported in The Wall Street Journal, or if not reported therein, in another mutually agreed upon authoritative source), rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
     3.05 Dissenting Shares. Each outstanding share of CCFC Common Stock the holder of which has perfected his right to dissent under the NCBCA and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of FCBI Common Stock and cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the NCBCA. CCFC shall give FCBI prompt notice upon receipt by CCFC of any such written demands for payment of the fair value of such shares of CCFC Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the NCBCA. Any payments made in respect of Dissenting Shares shall be made by FCBI. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent and shall have delivered a properly completed letter of transmittal to the Exchange Agent, the Dissenting Shares held by such holder shall be converted into a right to receive FCBI Common Stock and cash in accordance with the applicable provisions of this Agreement.
     3.06 Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of FCBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment, or similar transaction with respect to FCBI Common Stock, or a stock dividend thereon shall be declared with a record date or ex dividend or distribution date within said period, the Exchange Ratio shall be adjusted accordingly.
     3.07 Withholding Rights. FCBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of CCFC Common Stock such amounts as FCBI is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of CCFC Common Stock in respect of which such deduction and withholding was made by FCBI.
     3.08 CCFC Options. At the Effective Time, each CCFC Option which is outstanding, vested and unexercised immediately prior to the Effective Time, shall be canceled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of CCFC Common Stock subject to such CCFC Option immediately prior to the Effective Time, and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such CCFC Option, less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such CCFC Option is equal to or greater than the Per Share Merger Consideration, such CCFC Option shall be canceled without any cash payment being made in respect thereof. CCFC shall use its reasonable best efforts to obtain the written acknowledgment of each holder of a then-outstanding CCFC Option with regard to the cancellation of such CCFC Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the CCFC Stock Option Plans and all CCFC Options issued thereunder shall terminate at the Effective Time.

     3.09 Bank Merger. As soon as practicable after the execution of this Agreement (or on such later date as FCBI shall specify), FCBI and CCFC shall cause FC Bank and Mooresville Savings to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex C, which provides for the merger of Mooresville Savings with and into FC Bank (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger (or on such later date as FCBI shall specify). The Bank Merger Agreement provides that the directors of FC Bank immediately preceding consummation of the Bank Merger shall be the directors of FC Bank immediately following the Bank Merger.
ARTICLE IV
ACTIONS PENDING ACQUISITION
     4.01 Forbearances of CCFC. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of FCBI, CCFC will not, and will cause each of its Subsidiaries not to:
          (a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and FCBI the goodwill of the customers of CCFC and its Subsidiaries and others with whom business relations exist.
          (b) Capital Stock. Other than pursuant to Rights set forth on Schedule 4.01(b) of CCFC’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.
          (c) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of CCFC capital stock other than (1) the cash dividend of $0.25 per share of CCFC Common Stock declared by CCFC on July 22, 2008 and (2) dividends from wholly owned Subsidiaries to CCFC or another wholly owned Subsidiary of CCFC or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
          (d) Compensation; Employment Agreements; Etc. Subject to Section 6.12(f), (g) and (i), enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of CCFC or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) changes that are required by applicable law and (ii) the usual and customary accrued bonuses payable to employees of CCFC or its Subsidiaries set forth on Schedule 4.01(d) of CCFC’s Disclosure Schedule.

          (e) Hiring. Hire any person as an employee of CCFC or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of CCFC’s Disclosure Schedule and (ii) persons hired to fill any non-executive officer vacancies arising after the date hereof and whose employment is terminable at the will of CCFC or a Subsidiary of CCFC, as applicable, and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof.
          (f) Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of CCFC’s Disclosure Schedule or (iii) to comply with the requirements of this Agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of CCFC or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.
          (g) Dispositions. Except for OREO that is sold in the ordinary course of business consistent with past practices or as set forth in Schedule 4.01(g) of CCFC’s Disclosure Schedule, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties without FCBI’s written consent.
          (h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities (other than as permitted by Section 4.01(r)), deposits or properties of any other Person.
          (i) Capital Expenditures. Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $5,000 individually or $25,000 in the aggregate.
          (j) Governing Documents. Amend the CCFC Articles or the CCFC Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of CCFC or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.
          (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.
          (l) Contracts. Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

          (m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which CCFC or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by CCFC or any of its Subsidiaries of an amount which exceeds $20,000 and/or would impose any material restriction on the business of CCFC or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to CCFC and its Subsidiaries taken as a whole.
          (n) Banking Operations. Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.
          (o) Marketing. Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to FCBI prior to the date hereof).
          (p) Derivatives Contracts. Enter into or settle any Derivatives Contract.
          (q) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, FHLB or FRB borrowings that mature within one year and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.
          (r) Investment Securities. (i)Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one year or less or (ii) dispose of any debt security or Equity Investment.
          (s) Loans. (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made or acquired in the ordinary course of business consistent with past practice which have (x) in the case of unsecured loans made to any one borrower that are originated in compliance with the entity’s internal loan policies, a principal balance not in excess of $25,000, (y) in the case of loans secured other than by real estate that are originated in compliance with the entity’s internal loan policies, a principal balance not in excess of $100,000 and (z) in the case of loans secured by real estate made to any one borrower that are originated in compliance with the entity’s internal loan policies, a principal balance not in excess of $300,000; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity.
          (t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).
          (u) Tax Elections. Make or change any material Tax election, settle or compromise any material Tax liability of CCFC or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of CCFC or any of its Subsidiaries, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.
          (v) Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than FCBI or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.
          (w) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.
          (x) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
     4.02 Forbearances of FCBI. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of CCFC, FCBI will not, and will cause each of its Subsidiaries not to:
          (a) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.
          (b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     5.01 Disclosure Schedules. On or prior to the date hereof, FCBI has delivered to CCFC a schedule and CCFC has delivered to FCBI a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.
     5.02 Standard. Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of CCFC or FCBI contained in Sections 5.03 or 5.04, respectively, other than the representations and warranties set forth in Section 5.03(b), which shall be true in all respects, and the representations and warranties set forth in Sections 5.03(m)(vi) and 5.03(m)(viii), which shall be true in all material respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.
     5.03 Representations and Warranties of CCFC. Subject to Sections 5.01 and 5.02, CCFC hereby represents and warrants to FCBI:
          (a) Organization, Standing and Authority. CCFC is duly organized, validly existing and in good standing under the laws of the State of North Carolina. CCFC is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on CCFC. CCFC has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the CCFC Articles and CCFC Bylaws which have previously been made available to FCBI are true, complete and correct copies of such documents as in effect on the date of this Agreement. Except as set forth in Section 5.03(a) of CCFC’s Disclosure Schedule, the minute books of CCFC and each of its Subsidiaries previously made available to FCBI contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.
          (b) CCFC Capital Stock. The authorized capital stock of CCFC consists solely of 20,000,000 shares of CCFC Common Stock, of which 610,545 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of CCFC Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of CCFC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of CCFC Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of CCFC’s Disclosure Schedule sets forth for each CCFC Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of CCFC Common Stock subject to each option, the number of shares of CCFC Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in Section 5.03(b) of CCFC’s Disclosure Schedule and except as set forth in the preceding sentence, there are no shares of CCFC Common Stock reserved for issuance, CCFC does not have any Rights issued or outstanding with respect to CCFC Common Stock and CCFC does not have any commitment to authorize, issue or sell any CCFC Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of CCFC may vote are outstanding.
          (c) Subsidiaries.
               (i) (A)  Section 5.03(c)(i) of CCFC’s Disclosure Schedule sets forth a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as set forth in Section 5.03(c)(i) of CCFC’s Disclosure Schedule, CCFC owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to CCFC) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to CCFC or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to CCFC’s rights to vote or to dispose of such securities and (F) all the equity securities of CCFC’s Subsidiaries held by CCFC or its Subsidiaries are fully paid and nonassessable and are owned by CCFC or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the CCFC Subsidiaries may vote are outstanding.
               (ii) Except as set forth in Section 5.03(c)(ii) of CCFC’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in CCFC’s Subsidiaries and stock in the FHLB, CCFC does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.
               (iii) Each of CCFC’s Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on CCFC. Each of CCFC’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.
               (iv) The deposit accounts of Mooresville Savings are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Mooresville Savings has paid all deposit insurance premiums and assessments required by applicable laws and regulations.
          (d) Corporate Power. Each of CCFC and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and CCFC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause Mooresville Savings to execute, deliver and perform its obligations under the Bank Merger Agreement and to consummate the Bank Merger, and Mooresville Savings has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval of CCFC’s stockholders of this Agreement.
          (e) Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding CCFC Common Stock, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of CCFC and Mooresville Savings and the CCFC Board and the Mooresville Savings Board on or prior to the date hereof and the CCFC Board will recommend that stockholders of CCFC adopt this Agreement and shall direct that such matter be submitted for consideration by CCFC’s stockholders at the CCFC Meeting. CCFC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FCBI, this Agreement is a valid and legally binding obligation of CCFC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
          (f) Regulatory Approvals; No Defaults.
               (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CCFC or any of its Subsidiaries in connection with the execution, delivery or performance by CCFC of this Agreement and by Mooresville Savings of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the OCC and the Commissioner, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of CCFC Common Stock and the issuance of FCBI Common Stock in the Merger, (C) the filing of Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA and the Secretary of State of the State of Nevada pursuant to the NGCL with respect to the Merger, (D) the filing of Articles of Merger with the Secretary of State of the State of North Carolina pursuant to Chapter 54(C) of the North Carolina General Statutes with respect to the Bank Merger and (E) the approval of this Agreement by the holders of the outstanding shares of CCFC Common Stock. As of the date hereof, CCFC is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
               (ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by CCFC, the Bank Merger Agreement by Mooresville Savings and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of CCFC or any of its Subsidiaries or to which CCFC or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of CCFC or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.
          (g) Financial Statements; Undisclosed Liabilities.
               (i) CCFC has previously delivered or made available to FCBI accurate and complete copies of the CCFC Financial Statements which, in the case of the consolidated statements of financial condition of CCFC as of December 31, 2007, 2006 and 2005 and the consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the years ended December 31, 2007, 2006 and 2005, are accompanied by the audit report of McGladrey & Pullen, LLP. The CCFC Financial Statements referred to herein fairly present or will fairly present, as the case may be, the financial condition of CCFC as of the respective dates set forth therein, and the consolidated results of operations, changes in stockholders’ equity and cash flows of CCFC for the respective periods or as of the respective dates set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.
               (ii) The CCFC Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein. The audits of CCFC have been conducted in accordance with generally accepted auditing standards of the United States of America.

               (iii) Since December 31, 2007, neither CCFC nor any of its Subsidiaries has incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).
               (iv) Since March 31, 2008, (A) CCFC and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) CCFC has not taken nor permitted any of the actions set forth in Section 4.01 hereof between March 31, 2008 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to CCFC.
               (v) No agreement pursuant to which any Loans or other assets have been or shall be sold by CCFC or its Subsidiaries entitle the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by CCFC or its Subsidiaries, to cause CCFC or its Subsidiaries to repurchase such Loans or other assets or the buyer to pursue any other form of recourse against CCFC or its Subsidiaries. Except as set forth in Section 5.03(g)(v) of CCFC’s Disclosure Schedule, since December 31, 2007, no cash, stock or other dividend or any other distribution with respect to the capital stock of CCFC has been declared, set aside or paid. Except as set forth in Section 5.03(g)(v) of CCFC’s Disclosure Schedule, no shares of capital stock of CCFC have been purchased, redeemed or otherwise acquired, directly or indirectly, by CCFC since December 31, 2007, and no agreements have been made to do the foregoing.
               (vi) CCFC maintains a system of internal accounting controls sufficient to provide reasonable assurances that all material information concerning CCFC is made known on a timely basis to permit the preparation of the CCFC Financial Statements and any public disclosure documents relating to CCFC or its Subsidiaries.
          (h) Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against CCFC or any of its Subsidiaries and, to CCFC’s knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither CCFC nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to CCFC.
          (i) Regulatory Matters.
               (i) CCFC and its Subsidiaries have duly filed with the appropriate Governmental Authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and CCFC has previously delivered or made available to FCBI accurate and complete copies of all such reports. Except as set forth in Section 5.03(i)(i) of CCFC’s Disclosure Schedule, in connection with the most recent examination of CCFC and its Subsidiaries by the appropriate Governmental Authorities, neither CCFC nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which CCFC believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on CCFC. To the knowledge of CCFC, since its last regulatory examination of Community Reinvestment Act compliance, Mooresville Savings has not received any complaints as to Community Reinvestment Act compliance.
               (ii) Except as set forth in Section 5.03(i)(ii) of CCFC’s Disclosure Schedule, neither CCFC nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, since December 31, 2001, has CCFC or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. CCFC and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.
               (iii) Except as set forth in Section 5.03(i)(iii) of CCFC’s Disclosure Schedule, neither CCFC nor any of its Subsidiaries has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (j) Compliance With Laws. Except as set forth in Section 5.03(j) of CCFC’s Disclosure Schedule, each of CCFC and its Subsidiaries:
               (i) is and at all times since December 31, 2004 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of CCFC and its Subsidiaries related to customer data, privacy and security;
               (ii) has and at all times since December 31, 2004 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to CCFC’s knowledge, no suspension or cancellation of any of them is threatened; and

               (iii) has received no notification or communication from any Governmental Authority (A) asserting that CCFC or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CCFC’s knowledge, do any grounds for any of the foregoing exist).
          (k) Material Contracts; Defaults.
               (i) Except as set forth in Section 5.03(k)(i) of CCFC’s Disclosure Schedule, neither CCFC nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of CCFC or any of its Subsidiaries to indemnification from CCFC or any of its Subsidiaries, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $20,000 per annum, (E) which is with or to a labor union or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of CCFC or its Subsidiaries, (H) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (I) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involve the payment of $20,000 or more in annual fees, (J) which provides for the payment by CCFC or its Subsidiaries of payments upon a change of control thereof, (K) which is a lease for any real or material personal property owned or presently used by CCFC or any of its Subsidiaries, (L) which materially restricts the conduct of any business by CCFC or by any of its Subsidiaries or limits the freedom of CCFC or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires CCFC or any of its Subsidiaries to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (M) which is with respect to, or otherwise commits CCFC or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”). Set forth in Section 5.03(k)(i) of CCFC’s Disclosure Schedule are true and correct copies of each such Material Contract.
               (ii) Each Material Contract is valid and binding on CCFC and its Subsidiaries and is in full force and effect (other than due to the ordinary expiration thereof) and, to the knowledge of CCFC, is valid and binding on the other parties thereto. Neither CCFC or any of its Subsidiaries nor, to the knowledge of CCFC, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by CCFC or any of its Subsidiaries is currently outstanding.
               (iii) Section 5.03(k)(iii) of CCFC’s Disclosure Schedule sets forth a schedule of all officers and directors of CCFC and its Subsidiaries who have outstanding loans from CCFC or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
          (l) No Brokers. No action has been taken by CCFC or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, except the fee to be paid to Howe Barnes Hoefer & Arnett, Inc. set forth in CCFC’s agreement with Howe Barnes Hoefer & Arnett, Inc., a copy of which is included in Section 5.03(l) of CCFS’s Disclosure Schedule. Copies of all agreements with Howe Barnes Hoefer & Arnett, Inc. are set forth in Section 5.03(l) of CCFC’s Disclosure Schedule.
          (m) Employee Benefit Plans.
               (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of CCFC and its Subsidiaries (the “Employees”) and current or former directors or independent contractors of CCFC and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”), are set forth in Section 5.03(m)(i) of CCFC’s Disclosure Schedule. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code or prototype determination letter issued to the plan document provider of the plan or prototype or volume submitter plan document; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA, have been provided or made available to FCBI.
               (ii) Except as set forth in Section 5.03(m)(ii) of CCFC’s Disclosure Schedule, each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is entitled to rely upon the prototype determination letter issued to the sponsors of the prototype or volume submitter plan documents, and CCFC is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither CCFC nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to CCFC’s knowledge, threatened litigation relating to the Benefit Plans. Neither CCFC nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that could subject CCFC or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan. Since December 31, 2001, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.
               (iii) No liability under Title IV of ERISA has been or is expected to be incurred by CCFC or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with CCFC under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither CCFC nor any of its Subsidiaries has incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan (as defined in 4001(a)(3) of ERISA) under of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the Transaction. There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.
               (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the CCFC Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither CCFC nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
               (v) Except for such retirement health benefits which are set forth in Section 5.03(m)(v) of CCFC’s Disclosure Schedule, which benefits will continue for one year from the Closing Date, and except as otherwise set forth in Section 5.03(m)(v) of CCFC’s Disclosure Schedule, neither CCFC nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. CCFC or any of its Subsidiaries may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject CCFC to a material tax under Section 4980B of the Code.
               (vi) Except as set forth in Section 5.03(m)(vi) of CCFC’s Disclosure Schedule, none of the execution of this Agreement, stockholder approval of this Agreement or consummation of the Transaction, either alone or in connection with a subsequent event, will (A) entitle any Employees or any current or former director or independent contractor of CCFC or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans, (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or (E) result in any payment or portion of any payment that would not be deductible by CCFC under Section 162(m) of the Code when paid.
               (vii) Except as set forth in Section 5.03(m)(vii) of CCFC’s Disclosure Schedule, all required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.
               (viii) Section 5.03(m)(viii) of CCFC’s Disclosure Schedule sets forth all plans or benefits to which each individual set forth on such Disclosure Schedule is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (each such total amount in respect of each such individual, the “Change in Control Benefit”), and none of the individuals set forth thereon is entitled to receive a gross up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement.
               (ix) Except as set forth in Section 5.03(m)(ix) of CCFC’s Disclosure Schedule, no Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

               (x) Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.
          (n) Labor Matters. Neither CCFC nor any of its Subsidiaries is a party to and is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CCFC or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CCFC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to CCFC’s knowledge, threatened, nor is CCFC or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Except as set forth in Section 5.03(n) of CCFC’s Disclosure Schedule, each of CCFC and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law.
          (o) Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on CCFC or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws pending or, to the knowledge of CCFC, threatened against CCFC or any of its Subsidiaries, which liability or obligation could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CCFC or its Subsidiaries taken as a whole. To the knowledge of CCFC, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CCFC or its Subsidiaries taken as a whole. CCFC and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws. Except as set forth in Section 5.03(o) of CCFC’s Disclosure Schedule, to CCFC’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by CCFC or any of its Subsidiaries, or any property in which CCFC or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“CCFC Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to CCFC. Neither CCFC nor any of its Subsidiaries could be deemed the owner or operator of, nor have any of them participated in the management regarding Hazardous Substances of, any CCFC Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to CCFC. Neither CCFC nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property. Neither CCFC nor any of its Subsidiaries nor, to CCFC’s knowledge, any Person whose liability CCFC or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. Neither

CCFC nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. Except as set forth in Section 5.03(o) of CCFC’s Disclosure Schedule, to CCFC’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving CCFC or any of its Subsidiaries, any currently or formerly owned or operated property, any CCFC Loan Property, or, to CCFC’s knowledge, any Person whose liability CCFC or any of its Subsidiaries has assumed whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against CCFC or any of its Subsidiaries, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any CCFC Loan Property. CCFC has provided to FCBI true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to CCFC, its Subsidiaries and any currently or formerly owned or operated property.
     As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.
          (p) Tax Matters.
               (i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the CCFC Group, including CCFC and its Subsidiaries, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full and all other Taxes that are imposed on any member of the CCFC Group and that have due dates on or before the Effective Date have or will be paid, (D) the Tax Returns referred to in clause (A) are not currently under examination and have not been examined by the IRS or the appropriate Tax authority, the CCFC Group has not extended or waived the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the appropriate taxing authority in writing in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the CCFC Group has extended or waived any statutes of limitation with respect to any Taxes of CCFC. There are no material Liens for Taxes upon the assets of CCFC or its Subsidiaries, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. No written claim has ever been made by any Governmental Authority in a jurisdiction where neither CCFC nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.
               (ii) CCFC has made available to FCBI true and correct copies of the United States federal and state income Tax Returns filed by CCFC for each of the three most recent fiscal years for which such returns have been filed.
               (iii) Neither CCFC nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the CCFC Financial Statements in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the CCFC Financial Statements.
               (iv) Except as set forth in Section 5.03(p)(iv) of CCFC’s Disclosure Schedule, neither CCFC nor any of its Subsidiaries is a party to any Tax allocation, Tax indemnity or Tax sharing agreement, is or has been a member of an affiliated group filing consolidated unitary or combined Tax Returns (other than a group the common parent of which is or was CCFC) or, to the knowledge of CCFC, has any liability for Taxes of any Person (other than a member of the CCFC Group) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or otherwise has any liability for the Taxes of any Person (other than a member of the CCFC Group) as a transferee or successor, by contract, or otherwise.
               (v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to CCFC and its Subsidiaries and no such agreement or ruling has been applied for and is currently pending.
               (vi) Except as set forth in Section 5.03(p)(vi) of CCFC’s Disclosure Schedule, neither CCFC nor any of its Subsidiaries maintains any compensation or benefits plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m), 280G or 424 of the Code and the regulations issued thereunder (or any similar provision of state or local laws).
               (vii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that CCFC or any of its Subsidiaries is or was required by law to withhold, collect or deposit have been duly withheld, collected or deposited and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.
               (viii) None of CCFC or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

               (ix) FCBI will not on account of CCFC or any of its Subsidiaries be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Date as a result of (i) a change in method of accounting occurring prior to the Effective Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Date, (iii) a prepaid amount received, or paid, prior to the Effective Date or (iv) deferred intercompany gains or losses, intercompany items, or similar items arising prior to the Effective Date.
               (x) None of CCFC or any of its Subsidiaries has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.
               (xi) None of CCFC or any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and none of CCFC or any of its Subsidiaries has engaged in a trade or business within, or derived any income from, any foreign country.
          (q) Risk Management Instruments.
               (i) Neither CCFC nor any of its Subsidiaries is a party or has agreed to enter into a Derivatives Contract, whether for the account of CCFC or any of its Subsidiaries.
               (ii) “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any CCFC Options.
          (r) Loans; Nonperforming and Classified Assets.
               (i) Except as set forth in Section 5.03(r) of CCFC’s Disclosure Schedule, each Loan on the books and records of CCFC and its Subsidiaries was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of CCFC, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

               (ii) Set forth in Section 5.03(r)(ii) of CCFC’s Disclosure Schedule, as to CCFC and each CCFC Subsidiary as of the latest practicable date are: (A) any written or, to CCFC’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to CCFC’s knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by CCFC, a CCFC Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that the Commissioner or the FDIC would agree with the loan classifications established by CCFC); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of CCFC or a CCFC Subsidiary, or to the best knowledge of CCFC, any Person controlling, controlled by or under common control with, any of the foregoing.
          (s) Properties. All real and personal property owned by CCFC or a CCFC Subsidiary or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with their past practices. Except as set forth in Section 5.03(s) of CCFC’s Disclosure Schedule, CCFC has good and marketable title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of CCFC as of March 31, 2008, or acquired after such date, other than properties sold by CCFC in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of CCFC as of March 31, 2008. All real and personal property which is material to CCFC’s business on a consolidated basis and leased or licensed by CCFC or a Subsidiary of CCFC is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.
          (t) Intellectual Property. CCFC and each Subsidiary of CCFC owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of all material Liens, all of which have been Previously Disclosed by CCFC, and none of CCFC or any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the intellectual property rights of others. To the knowledge of CCFC, the operation of the business of CCFC and each of its Subsidiaries does not infringe or violate the intellectual property of any third party. CCFC and each of its Subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.
          (u) Fiduciary Accounts. CCFC and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither CCFC nor any of its Subsidiaries, nor, to CCFC’s knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
          (v) Books and Records. The books and records of CCFC and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CCFC and its Subsidiaries.
          (w) Insurance. Set forth in Section 5.03(w) of CCFC’s Disclosure Schedule are all of the material insurance policies, binders, or bonds currently maintained by CCFC and its Subsidiaries (“Insurance Policies”). CCFC and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CCFC reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; CCFC and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
          (x) Allowance For Loan Losses. CCFC’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with CCFC’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP and is and shall be adequate under all such standards. CCFC has complied with all orders, comments and directives provided to it by any Governmental Authorities relating to CCFC’s allowance for loan losses since December 31, 2004.
          (y) Transactions With Affiliates. Except as set forth in Schedule 5.03(y) of CCFC’s Disclosure Schedule, all “covered transactions” between CCFC and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.
          (z) Required Vote; Antitakeover Provisions.
               (i) The affirmative vote of the holders of a majority of the outstanding shares of CCFC Common Stock is necessary to approve this Agreement and the Transaction on behalf of CCFC. No other vote of the stockholders of CCFC is required by law, the CCFC Articles, the CCFC Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.
               (ii) Based on the representation and warranty of FCBI contained in Section 5.04(n), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the NCBCA or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the CCFC Articles and CCFC Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

          (aa) Fairness Opinion. The CCFC Board has received the opinion of Howe Barnes Hoefer & Arnett, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of CCFC Common Stock from a financial point of view.
          (bb) Transactions in Securities. (i) All offers and sales of CCFC Common Stock by CCFC were at all relevant times exempt from or complied with the registration requirements of the Securities Act.
               (ii) Neither CCFC, none of CCFC’s Subsidiaries, nor, to CCFC’s knowledge, (a) any director or executive officer of CCFC or of a CCFC Subsidiary, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of CCFC Common Stock or other securities issued by CCFC (i) during any period when CCFC was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.
          (cc) Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.
     5.04 Representations and Warranties of FCBI. Subject to Sections 5.01 and 5.02, FCBI hereby represents and warrants to CCFC as follows:
          (a) Organization, Standing and Authority. FCBI is duly organized, validly existing and in good standing under the laws of the State of Nevada. FCBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on FCBI. FCBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.
          (b) FCBI Capital Stock.
               (i) As of the date hereof, the authorized capital stock of FCBI consists solely of 25,000,000 shares of FCBI Common Stock, of which 10,950,078 shares were issued and outstanding as of the close of business on July 24, 2008, and 1,000,000 shares of FCBI Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of FCBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of FCBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of FCBI, except for shares of FCBI Common Stock issuable pursuant to the FCBI Benefit Plans and by virtue of this Agreement.
               (ii) The shares of FCBI Common Stock to be issued in exchange for shares of CCFC Common Stock in the Merger, when issued in accordance with the terms of this

Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.
          (c) FC Bank.
               (i) FC Bank has been duly organized and is validly existing in good standing under the laws of the United States and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. FC Bank is duly licensed by the OCC and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.
               (ii) (A) FCBI owns, directly or indirectly, all the issued and outstanding equity securities of FC Bank, (B) no equity securities of FC Bank are or may become required to be issued (other than to FCBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which FC Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to FCBI or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to FCBI’s right to vote or to dispose of such securities.
          (d) Corporate Power. Each of FCBI and FC Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. FCBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause FC Bank to execute, deliver and perform its obligations under the Bank Merger Agreement and consummate the Bank Merger, and FC Bank has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Authorities.
          (e) Corporate Authority. This Agreement, the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of FCBI, the FCBI Board, FC Bank and the FC Bank Board, as applicable. This Agreement has been duly executed and delivered by FCBI and, assuming due authorization, execution and delivery by CCFC, this Agreement is a valid and legally binding agreement of FCBI enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
          (f) Regulatory Approvals; No Defaults.
               (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FCBI or any of its Subsidiaries in connection with the execution, delivery or performance by FCBI of this Agreement and by FC Bank of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with and approvals or waivers by the FRB, the OCC, and the Commissioner, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of CCFC Common Stock and the issuance of FCBI Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the FCBI Common Stock to be issued in the Merger and (D) the filing of Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA and the Secretary of State of the State of Nevada pursuant to the NGCL with respect to the Merger. As of the date hereof, FCBI is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
               (ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by FCBI, the Bank Merger Agreement by FC Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of FCBI or of any of its Subsidiaries or to which FCBI or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of FCBI or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.
          (g) Financial Reports and Securities Documents; Material Adverse Effect.
               (i) FCBI’s Annual Report on Form 10-K for the year ended December 31, 2007 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2004 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, FCBI’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of FCBI and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of FCBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

               (ii) Since March 31, 2008, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to FCBI.
          (h) Legal Proceedings. Except as set forth in Section 5.04(h) of FCBI’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against FCBI or its Subsidiaries and, to FCBI’s knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither FCBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to FCBI.
          (i) No Brokers. Except for an agreement with The Orr Group, no action has been taken by FCBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.
          (j) Tax Matters. As of the date hereof, FCBI does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          (k) Regulatory Matters.
               (i) FCBI and its Subsidiaries have duly filed with the appropriate Governmental Authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of FCBI and its Subsidiaries by the appropriate regulatory authorities, neither FCBI nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which FCBI believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on FCBI. To the knowledge of FCBI, since its last regulatory examination of Community Reinvestment Act compliance, FC Bank has not received any complaints as to Community Reinvestment Act compliance.
               (ii) Neither FCBI nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has FCBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. FCBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

               (iii) Neither FCBI nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (l) Compliance With Laws. Each of FCBI and its Subsidiaries:
               (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of FCBI and its Subsidiaries related to customer data, privacy and security;
               (ii) has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FCBI’s knowledge, no suspension or cancellation of any of them is threatened; and
               (iii) has received no notification or communication from any Governmental Authority (A) asserting that FCBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to FCBI’s knowledge, do any grounds for any of the foregoing exist).
          (m) Allowance For Loan Losses. FCBI’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with FCBI’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.
          (n) Ownership of CCFC Common Stock. None of FCBI or any of its Subsidiaries, or to FCBI’s knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of CCFC Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).
          (o) Financial Ability. On the Effective Date and through the date of payment of the Merger Consideration by FCBI, FCBI or FC Bank will have all funds necessary to consummate the Merger and pay the aggregate Per Share Cash Consideration to holders of CCFC Common Stock pursuant to Section 3.01 hereof.
          (p) Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.
ARTICLE VI
COVENANTS
     6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of CCFC and FCBI agrees to use its reasonable best efforts in good faith, and to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.
     6.02 Stockholder Approval.
          (a) CCFC agrees to take, in accordance with applicable law and the CCFC Articles and the CCFC Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by CCFC’s stockholders for consummation of the Transaction (including any adjournment, the “CCFC Meeting”). Except with the prior written consent of FCBI, no other matters shall be submitted for the approval of the CCFC stockholders at the CCFC Meeting. Subject to Section 6.02(b), the CCFC Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders and shall not (x) withdraw, modify or qualify in any manner adverse to FCBI such recommendation or (y) take such other action or make any other public statement in connection with the CCFC Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the stockholders of CCFC at the CCFC Meeting for the purpose of approving the Agreement and any other matters required to be approved by CCFC’s stockholders for consummation of the Transaction. In addition to the foregoing, CCFC shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.
          (b) Notwithstanding the foregoing, CCFC and the CCFC Board shall be permitted to effect a Change in Recommendation if and only to the extent that:
               (i) CCFC shall have complied in all material respects with Section 6.08;

               (ii) the CCFC Board, based on advice of its outside counsel, shall have determined in good faith that failure to do so would be reasonably expected to result in a violation of its fiduciary duties under applicable law; and
               (iii) if the CCFC Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the CCFC Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by FCBI pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) CCFC shall notify FCBI at least five Business Days in advance of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to FCBI a detailed summary of all material terms of such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, CCFC shall, and shall cause its financial and legal advisors to, during the period following CCFC’s delivery of the notice referred to in clause (B) above, negotiate with FCBI in good faith for a period of up to five Business Days (to the extent FCBI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.
     6.03 Registration Statement.
          (a) FCBI agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by FCBI with the SEC in connection with the issuance of FCBI Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of CCFC and FCBI constituting a part thereof (the “Proxy Statement”) and all related documents). CCFC shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and CCFC, and its legal, financial and accounting advisors, shall have the right to review, comment upon and consult with FCBI and its counsel in advance such Registration Statement, and all supplements and amendments thereto, prior to its or their filing. CCFC agrees to cooperate with FCBI and FCBI’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that CCFC has cooperated as described above, FCBI agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of CCFC and FCBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. FCBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, CCFC shall promptly mail at its expense the Proxy Statement to its stockholders.
          (b) Each of CCFC and FCBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to CCFC’s stockholders and at the time of the CCFC Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of CCFC and FCBI further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.
          (c) FCBI agrees to advise CCFC, promptly after FCBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FCBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent FCBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     6.04 Regulatory Filings.
          (a) Each of FCBI and CCFC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by FCBI as soon as reasonably practicable after the execution hereof. Each of FCBI and CCFC shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.
          (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.
     6.05 Press Releases. CCFC and FCBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC or Nasdaq. CCFC and FCBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.
     6.06 Access; Information.
          (a) CCFC agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford FCBI and FCBI’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors (which CCFC shall use its reasonable best efforts to obtain from its independent auditors)), systems, properties, personnel and advisors of CCFC and to such other information relating to CCFC as FCBI may reasonably request and, during such period, it shall furnish promptly to FCBI (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state securities laws and federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of CCFC as FCBI may reasonably request.
          (b) During the period from the date of this Agreement to the Effective Time, CCFC shall, upon the request of FCBI, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of FCBI regarding its financial condition, operations and business and matters relating to the completion of the Transaction. As soon as reasonably available, but in no event more than 30 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), CCFC will deliver to FCBI its consolidated statements of financial condition and consolidated statements of operations and comprehensive income, statements of stockholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP and, as soon as reasonably available, but in no event more than 60 days after the end of each fiscal year, CCFC will deliver to FCBI its consolidated statements of financial condition and consolidated statements of operations and comprehensive income, statements of stockholders’ equity and cash flows for such year prepared in accordance with GAAP. Within 15 days after the end of each month, CCFC will deliver to FCBI a consolidated statements of financial condition and consolidated statement of operations and comprehensive income, without related notes, for such month prepared in accordance with GAAP.
          (c) All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Confidentiality Agreement, dated as of April 25, 2008 between FCBI and Howe Barnes Hoefer & Arnett, Inc., on behalf of CCFC (the “Confidentiality Agreement”).
          (d) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

          (e) CCFC shall allow a representative of FCBI to attend as an observer all CCFC Board and CCFC Board committee meetings as well as all Board of Directors and Board of Director committee meetings for each Subsidiary of CCFC (including, without limitation, loan committee meetings), except that no FCBI representative will be entitled to attend any meeting in which the CCFC Board considers the Merger, an Acquisition Proposal or a Change in Recommendation. CCFC shall give reasonable notice to FCBI of any such meeting and, if known, the agenda for or business to be discussed at such meeting. CCFC shall also provide to FCBI all written agendas and meeting or written consent materials provided to the directors of CCFC and each CCFC Subsidiary in connection with Board and committee meetings. All information obtained by FCBI at these meetings shall be treated in confidence as provided in this Section 6.06.
     6.07 Affiliates. CCFC shall use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of CCFC within the meaning of Rule 145 promulgated by the SEC under the Securities Act (“CCFC Affiliates”) and to cause each person so identified to deliver to FCBI as soon as practicable, and in any event prior to the date of the CCFC Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of FCBI Common Stock received in the Merger, which agreement shall be in the form attached hereto as Annex B (the “Affiliate Letter”).
     6.08 Acquisition Proposals.
          (a) CCFC agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of CCFC thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, CCFC shall not, and shall cause its directors, officers or employees (and those of any CCFC Subsidiary) or any Representative retained by it (or any Subsidiary) not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than FCBI or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the CCFC Meeting, if the

CCFC Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the CCFC Board’s fiduciary duties under applicable law, CCFC may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.08(a)(i) that the CCFC Board determines in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to FCBI and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.08(b), (1) furnish information with respect to itself and its Subsidiaries to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by CCFC after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to FCBI, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of CCFC and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of CCFC or any of its Subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of CCFC or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CCFC or any of its Subsidiaries, other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of CCFC Common Stock then outstanding or all or substantially all of CCFC’s consolidated assets, which the CCFC Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account the advice of CCFC’s financial advisor (which shall be a nationally recognized investment banking firm and which is agreed to include Howe Barnes Hoefer & Arnett, Inc.) and outside counsel, (i) is more favorable from a financial point of view to its stockholders than the Merger, (ii)  is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the CCFC Board, is reasonably likely to be obtained by such third party.
          (b) In addition to the obligations of CCFC set forth in Section 6.08(a), CCFC shall promptly (within 48 hours) advise FCBI orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could reasonably lead to an Acquisition Proposal) and keep FCBI informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to FCBI all materials provided to or made available to any third party pursuant to this Section 6.08 which were not previously provided to FCBI.

          (c) CCFC agrees that any violation of the restrictions set forth in this Section 6.08 by any Representative of CCFC or its Subsidiaries shall be deemed a breach of this Section 6.08 by CCFC.
     6.09 Certain Policies. Prior to the Effective Date, each of CCFC and its Subsidiaries shall, consistent with GAAP and applicable banking laws and regulations, modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of FCBI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no accrual or reserve made by CCFC or any of its Subsidiaries pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of CCFC or its management with any such adjustments.
     6.10 Nasdaq Listing. FCBI agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of FCBI Common Stock to be issued in connection with the Merger.
     6.11 Indemnification.
          (a) From and after the Effective Time through the sixth anniversary of the Effective Time, FCBI (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of CCFC or a CCFC Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of CCFC or any CCFC Subsidiary or is or was serving at the request of CCFC or any CCFC Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the CCFC Articles and the CCFC Bylaws or equivalent documents of any CCFC Subsidiary, as applicable, or any agreement, arrangement or understanding which is set forth in Section 6.11(a) of CCFC’s Disclosure Schedule, in each case as in effect on the date hereof.
          (b) Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.
          (c) FCBI shall maintain CCFC’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by CCFC’s existing policy, including FCBI’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of five (5) years after the Effective Time; provided, however, that in no event shall FCBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.11(c), an aggregate amount in excess of 150% of the premium paid by CCFC as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, FCBI shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.
          (d) If FCBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of FCBI shall assume the obligations set forth in this Section 6.11.
     6.12 Benefit Plans.
          (a) As soon as administratively practicable after the Effective Time, FCBI shall take all reasonable action so that employees of CCFC and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of FCBI of general applicability (the “FCBI Benefit Plans”) to the same extent as similarly-situated employees of FCBI and its Subsidiaries (it being understood that inclusion of the employees of CCFC and its Subsidiaries in the FCBI Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of CCFC and its Subsidiaries until such employees are permitted to participate in the FCBI Benefit

Plans and provided further, however, that nothing contained herein shall require FCBI or any of its Subsidiaries to make any grants to any former employee of CCFC or its Subsidiaries under any discretionary equity compensation plan of FCBI. FCBI shall cause each FCBI Benefit Plan in which employees of CCFC and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the FCBI Benefit Plans, the service of such employees with CCFC and its Subsidiaries to the same extent as such service was credited for such purpose by CCFC or its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of FCBI to amend or terminate any of CCFC’s Benefit Plans in accordance with their terms at any time.
          (b) Subject to Sections 6.12(f), (g) and (i), at and following the Effective Time, FCBI shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of CCFC and its Subsidiaries and current and former directors of CCFC and its Subsidiaries existing as of the Effective Date, as well as all employment, severance, bonus, salary continuation, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of CCFC and its Subsidiaries to the extent that each of the foregoing are Previously Disclosed. The severance or termination payments which are payable pursuant to such agreements, plans or policies of CCFC or its Subsidiaries (which have been quantified in reasonable detail) are set forth in Section 6.12(b) of CCFC’s Disclosure Schedule.
          (c) At such time as employees of CCFC or its Subsidiaries become eligible to participate in a medical, dental or health plan of FCBI or its Subsidiaries, FCBI shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of FCBI, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.
          (d) Each of CCFC, its Subsidiaries, and FCBI acknowledges and agrees that all provisions contained within this Section 6.12 with respect to employees are included for the sole benefit of CCFC and FCBI and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with CCFC, its Subsidiaries, FCBI, its Subsidiaries or any of their respective affiliates.
          (e) The CCFC Employee Stock Ownership Plan (“ESOP”) shall be terminated as of the Effective Time. The Merger Consideration received by the ESOP trustees with respect to the unallocated shares of CCFC Common Stock held by the ESOP shall be first applied by the ESOP trustees to the full repayment of the ESOP loan. The shares of FCBI Common Stock and the remaining cash received by the ESOP shall be allocated to the ESOP participants in accordance with the terms of the ESOP and applicable laws and regulations as soon as practicable after the Effective Time. In connection with the termination of the ESOP, CCFC shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the ESOP on terminations and any amendments made to the ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Code Section 401(a). Any amendments to the ESOP requested by the IRS prior to the Effective Time shall be adopted by CCFC and any amendments requested by the IRS after the Effective Time shall be promptly adopted by FCBI. Any and all distributions from the ESOP after its termination shall be made consistent with the aforementioned determination letter from the IRS. CCFC shall not make any further contributions to the ESOP or permit the ESOP to make any allocations to the ESOP participants other than in connection with the termination of the ESOP or as may be required by applicable law or regulation.
          (f) Effective as of the Effective Time, (i) FC Bank shall have entered into consulting agreements with each of George W. Brawley, Jr. and Billy R. Williams, the forms of which are attached as Annexes D and F, respectively, hereto, and (ii) Mooresville Savings shall have entered into an employment agreement with Dale W. Brawley, the form of which is attached as Annex E hereto.
          (g) Effective as of the Effective Time, FC Bank shall enter into a one-year consulting agreement with each non-employee director of CCFC and Mooresville Savings, the form of which is attached as Annex G hereto.
          (h) An employee of CCFC or its Subsidiaries (other than an employee who is a party to an employment agreement or a severance agreement) whose employment is involuntarily terminated other than for cause following the Effective Time but on or before the date which is six months from the Effective Time, shall be entitled to receive severance payments pursuant to CCFC’s severance plan which is set forth in Section 6.12(h) of CCFC’s Disclosure Schedule.
          (i) Simultaneously with the execution of this Agreement, FCBI, Mooresville Savings and each of George W. Brawley, Jr., Dale W. Brawley and Billy R. Williams shall execute and deliver a Settlement Agreement in the forms of Annexes H, I and J, respectively, pursuant to which Messrs. George Brawley, Dale Brawley and Williams agree to terminate their existing employment agreements with Mooresville Savings on the terms set forth therein and, in the case of Dale Brawley, amend Plans IV and V of his Retirement Payment Agreement.
     6.13 Notification of Certain Matters. Each of CCFC and FCBI shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
     6.14 Antitakeover Statutes. Each of FCBI and CCFC and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
     7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Date of each of the following conditions:
          (a) Stockholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of CCFC Common Stock.
          (b) Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the FCBI Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that FCBI would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.
          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.
          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.
          (e) Listing. The shares of FCBI Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.
          (f) Tax Opinion. Each of FCBI and CCFC shall have received the written opinion of Patton Boggs LLP, in form and substance reasonably satisfactory to both CCFC and FCBI, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of FCBI, CCFC and others, reasonably satisfactory in form and substance to such counsel.
          (g) Consulting Agreements. FC Bank shall have entered into a consulting agreement with each of George W. Brawley, Jr. and Billy R. Williams, the forms of which are attached hereto as Annexes D and F, respectively. Provided that FC Bank executes such consulting agreements, the failure of Mr. George Brawley or Mr. Williams, as applicable, to execute his respective agreement shall not constitute a failure of this condition for CCFC.
          (h) Consulting Agreement. FC Bank shall have entered into a consulting agreement with each of the non-employee directors of CCFC and Mooresville Savings, the form of which is attached hereto as Annex G. Provided that FC Bank executes such consulting agreements, the failure of any non-employee director to execute his respective agreement shall not constitute a failure of this condition for CCFC.
          (i) Settlement Agreement. FCBI and Mooresville Savings shall have entered into a Settlement Agreement with each of George W. Brawley, Jr., Dale W. Brawley and Billy R. Williams, the forms of which are attached as Annexes H, I and J, respectively. Provided that FCBI executes such agreements, the failure of any other party to execute such agreements shall not constitute a failure of this condition for CCFC.
     7.02 Conditions to Obligation of CCFC. The obligation of CCFC to consummate the Merger is also subject to the fulfillment or written waiver by CCFC prior to the Effective Date of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of FCBI set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and CCFC shall have received a certificate, dated the Effective Date, signed on behalf of FCBI by the Chief Executive Officer and the Chief Financial Officer of FCBI to such effect.
          (b) Performance of Obligations of FCBI. FCBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CCFC shall have received a certificate, dated the Effective Date, signed on behalf of FCBI by the Chief Executive Officer and the Chief Financial Officer of FCBI to such effect.
          (c) Other Actions. FCBI shall have furnished CCFC with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as CCFC may reasonably request.
     7.03 Conditions to Obligation of FCBI. The obligation of FCBI to consummate the Merger is also subject to the fulfillment or written waiver by FCBI prior to the Effective Date of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of CCFC set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and FCBI shall have received a certificate, dated the Effective Date, signed on behalf of CCFC by the Chief Executive Officer and the Chief Financial Officer of CCFC to such effect.
          (b) Performance of Obligations of CCFC. CCFC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and FCBI shall have received a certificate, dated the Effective Date, signed on behalf of CCFC by the Chief Executive Officer and the Chief Financial Officer of CCFC to such effect.
          (c) Dissenting Shares. Dissenting Shares shall not represent 10% or more of the outstanding shares of CCFC Common Stock.
          (d) Employment Agreement. Mooresville Savings shall have entered into an employment agreement with Dale W. Brawley, the form of which is attached hereto as Annex E.
          (e) Other Actions. CCFC shall have furnished FCBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as FCBI may reasonably request.
ARTICLE VIII
TERMINATION
     8.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:
          (a) Mutual Consent. By the mutual consent in writing of FCBI and CCFC.
          (b) Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by FCBI or CCFC, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.
          (c) Delay. By FCBI or CCFC, in the event that the Merger is not consummated by February 27, 2009, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any of the Shareholders (if CCFC is the party seeking to terminate) to perform or observe his covenants and agreements under the relevant Shareholder Agreement.
          (d) No Regulatory Approval. By FCBI or CCFC in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.
          (e) No CCFC Stockholder Approval. By either FCBI or CCFC, if any approval of the stockholders of CCFC contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the CCFC Meeting or at any adjournment thereof.
          (f) CCFC Failure to Recommend; Etc. By FCBI if (i) CCFC shall have materially breached the provisions of Section 6.08 in any respect adverse to FCBI, (ii) the CCFC Board shall have failed to make its recommendation referred to in Section 6.02(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of FCBI, or (iii) CCFC shall have materially breached its obligations under Section 6.02(a) by failing to call, give notice of, convene and hold the CCFC Meeting in accordance with Section 6.02(a).
          (g) Certain Tender or Exchange Offers. By FCBI if a tender offer or exchange offer for 15% or more of the outstanding shares of CCFC Common Stock is commenced (other than by FCBI or a Subsidiary thereof), and the CCFC Board recommends that the stockholders of CCFC tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.
          (h) FCBI Optional Adjustment. By CCFC at any time during the two-day period following the Determination Date, if the Average Closing Price shall be less than $22.75;
subject to the following: If CCFC elects to exercise its termination right pursuant to this Section 8.01(h), it shall give prompt written notice to FCBI; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period. During the period commencing with its receipt of such notice and ending at the Effective Time, FCBI shall have the option of increasing the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest one one-thousandth), the numerator of which is the product of the $22.75 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price.
If FCBI makes this election, within such period, it shall give prompt written notice to CCFC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio after giving effect to any adjustment made pursuant to this Section 8.01(h).
     8.02 Effect of Termination and Abandonment.
          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and

Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither FCBI nor CCFC shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.
          (b) The parties hereto agree that CCFC shall pay FCBI the sum of $1.0 million (the “Termination Fee”) if this Agreement is terminated as follows:
               (i) if this Agreement is terminated by FCBI pursuant to Section 8.01(f) or (g), CCFC shall pay the entire Termination Fee to FCBI on the second Business Day following the termination of this Agreement; or
               (ii) if this Agreement is terminated by (A) FCBI pursuant to Section 8.01(b), (B) by either FCBI or CCFC pursuant to Section 8.01(c) and at the time of such termination no vote of the CCFC stockholders contemplated by this Agreement at the CCFC Meeting shall have occurred, or (C) by either FCBI or CCFC pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of CCFC or the CCFC Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of CCFC contemplated by this Agreement at the CCFC Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within 12 months after such termination CCFC enters into an agreement with respect to a Control Transaction, then CCFC shall pay to FCBI the Termination Fee on the date of execution of such agreement and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with CCFC within 15 months after such termination, then CCFC shall pay to FCBI the Termination Fee on the date of such consummation of such Control Transaction. As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of CCFC or Mooresville Savings or a majority of the assets or CCFC or Mooresville Savings, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of CCFC or by any Person other than CCFC or its Subsidiaries of more than 50% of the voting power of Mooresville Savings or (iii) any merger, consolidation or other business combination transaction involving CCFC or any of its Subsidiaries as a result of which the stockholders of CCFC cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.
Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by FCBI.
          (c) CCFC and FCBI agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement FCBI would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by CCFC. If CCFC fails to pay FCBI the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), CCFC shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by FCBI in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided FCBI prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
ARTICLE IX
MISCELLANEOUS
     9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.
     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the CCFC Meeting no amendment shall be made which by law requires further approval by the stockholders of CCFC without obtaining such approval.
     9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
     9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Nevada applicable to contracts made and to be performed entirely within such State.
     9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between FCBI and CCFC, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.
     9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
If to CCFC to:
Coddle Creek Financial Corp.
347 North Main Street, Post Office Box 117
Mooresville, North Carolina 28115
Attention:       George W. Brawley, Jr.
                       President and Chief Executive Officer
Fax: (704) 664-2290
With a copy to:
Brooks, Pierce, McLendon, Humphrey & Leonard, LLP
2000 Renaissance Plaza
230 North Elm Street
Greensboro, NC 27401
Post Office Box 26000
Greensboro, NC 27420
Attention: Robert A. Singer, Esq.
Fax: (336) 232-9123
If to FCBI to:
First Community Bancshares, Inc.
One Community Place
Bluefield, Virginia 24605
Attention:       John M. Mendez
                       President and Chief Executive Officer
Fax: (276) 326-9010
With a copy to:
Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C. 20037
Attention:       Norman B. Antin, Esq.
                       Jeffrey D. Haas, Esq.
Fax: (202) 457-6315
     9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Shareholder Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce FCBI’s obligation under Section 6.11, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     9.08 Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on CCFC or FCBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.
     9.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.
     9.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.
     9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     9.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, FCBI may at any time modify the structure of the acquisition of CCFC set forth herein, provided that (i) the Merger Consideration to be paid to the holders of CCFC Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to CCFC’s stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially jeopardize receipt of any required approvals of Governmental Authorities.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST COMMUNITY BANCSHARES, INC.

By: Name:	/s/ John M. Mendez John M. Mendez
Title:	President and Chief Executive Officer

CODDLE CREEK FINANCIAL CORP.

By: Name:	George W. Brawley, Jr. George W. Brawley, Jr.
Title:	President and Chief Executive Officer